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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT




         Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): October
25, 1996



                         LITHIUM TECHNOLOGY CORPORATION
        (Exact Name of Small Business Issuer as Specified in Its Charter)




     Delaware                           1-10446              13-3411148
--------------------------------        -----------          ------------------
State or Other Jurisdiction             Commission           IRS Employer
of Incorporation or Organization        File Number          Identification No.

5115 Campus Drive, Plymouth Meeting, PA                 19462
---------------------------------------                 -----
Address of Principal Executive Offices                  Zip Code




       Registrant's telephone number, including area code: (610) 940-6090







           -----------------------------------------------------------
           Former name or former address, if changed since last report
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Item 5.    Other Events.

         Commitment Letter for an Underwritten Public Offering.

         Lithium Technology Corporation (the "Company") has received a commitment letter from Laidlaw & Co. to underwrite a public offering of between $7 million and $10 million of the Company's common stock on a firm commitment basis (the "Underwritten Offering"). A copy of the press release announcing the receipt of the commitment letter is attached hereto as an exhibit. The Underwritten Offering is subject to the satisfaction of a number of conditions.

         The Company intends to use the proceeds from the Underwritten Offering to further the Company's accelerated production schedule, including capital equipment to upgrade the Company's Demonstration Manufacturing Line and working capital to complete the development of the Company's long run time lithium-polymer batteries for notebook computers and wireless communications handsets. Also, pursuant to the terms relating to the Company's sale of its Convertible Notes (as defined below), the Company has agreed to use a portion of the proceeds of the Underwritten Offering to repay such Convertible Notes.

         There can be no assurance that the Underwritten Offering will be consummated. Moreover, the offering proceeds will not satisfy the Company's entire cash needs. The Company is also currently discussing future funding alternatives with potential unrelated third party investors.


         Sale of $1.75 Million Principal Amount Convertible Notes.

         On October 25, 1996, the Company issued $1.75 million principal amount convertible notes (the "Convertible Notes"). The principal documents concerning the Convertible Note transaction are attached hereto as exhibits, without the exhibits referenced therein, and the attached exhibits are incorporated herein in their entirety. In connection with the issuance of the Convertible Notes, the Company issued 267,176 shares of the Company's common stock as compensation to the purchasers of the Convertible Notes. In addition, the Company issued 66,794 shares plus a warrant to purchase an additional 87,500 shares at an exercise price of $1.31 to the placement agent and the Company also paid a $122,500 commission in connection with the Convertible Notes transaction.

         Pursuant to the terms of the Convertible Note Agreements, additional shares may be required to be issued to the purchasers of the Convertible Notes in the event of certain post-closing events. First, the Convertible Notes must be repaid on the earlier to occur of (i) January 23, 1997 or (ii) the completion of the Underwritten Offering described above. In the event that the principal amount of the Convertible Notes is not paid when due the Noteholders may convert the Convertible Notes into as much as $3,850,000 worth of the Company's common stock (to be valued as of the date of specified triggering events less a discount factor). In the event of default, commencing on the 151st day after the closing date and until the time of such conversion by the Noteholders, the Company is required to pay the Noteholders 10% interest on the outstanding principal balance of the Convertible Notes. The Noteholders' conversion rights expire upon the earlier of (i) repayment of the Convertible Notes or (ii) November 2, 1998, and such conversion rights are the Noteholders' exclusive remedy in the event of the Company's failure
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to repay the principal amount of the Convertible Notes. The Convertible Notes, if unpaid on November 2, 1998, are automatically converted into shares of the Company's common stock. The terms of the Convertible Note Agreements allow the Company two 30-day extensions of the January 23, 1997 maturity date, provided the Company issues to the Noteholders $175,000 worth of the Company's common stock (based on the value of the common stock at the time of the extension less a discount factor), for each such extension. Second, if the Company does not file a registration statement with the Securities and Exchange Commission covering the Underwritten Offering described herein by November 24, 1996, the Company is required to issue to the Noteholders an additional $43,750 worth of the Company's common stock (based on the value of the common stock valued as of that date less a discount factor). The Company must also issue to the Noteholders an additional $8,750 worth of the Company's common stock each week that such registration statement is not filed thereafter (based on the value of the common stock at the beginning of each such week less a discount factor).

         There can be no assurances that: (a) the registration statement for the Underwritten Offering will be timely filed; (b) the Underwritten Offering will be successfully concluded; (c) the Company will not exercise both extensions on the maturity date of the Convertible Notes; or (d) the Company will be able to repay the principal amount of the Convertible Notes by January 23, 1997. Consequently, stockholders may incur a substantial dilution of their equity interest. The number of shares issuable to the Noteholders could be substantial and, pursuant to the terms of the Convertible Notes, could increase substantially if the market value of the Company's common stock, which is a component of the applicable conversion formulas, decreases substantially.


Item 7.    Financial Statements and Exhibits


Exhibits.

10.29 Form of Convertible Note Purchase Agreement dated October 23, 1996 between the Company and the Purchasers

10.30    Form of Convertible Note dated October 23, 1996 issued by the
         Company

10.31 Form of Stock Purchase Agreement dated October 23, 1996 between the Company and the Purchasers

10.32 Form of Stock Purchase Agreement dated October 23, 1996 between the Company and the Placement Agent

10.33 Form of Warrant Agreement dated October 23, 1996 between the Company and the Placement Agent

10.34 Form of Registration Rights Agreement dated October 23, 1996 between the Company and the Placement Agent

99.1     Press Release dated October 14, 1996

99.2     Press Release dated October 28, 1996
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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                  LITHIUM TECHNOLOGY CORPORATION



                                  By:  /s/ David J. Cade
                                      --------------------------------------
                                       David J. Cade
                                       President and Chief Operating Officer



Date:    October 28, 1996